For immediate release
Contacts
         Investor Relations: Theresa Schekirke, 816/792-6826
         Media Relations: Linda Bengston, 816/792-7902


                        Ferrellgas Completes Acquisitions

         LIBERTY, Mo. (May 1, 1996)--Ferrellgas , Inc., General Partner of Ferrellgas Partners, L.P. (NYSE:FGP), announced today that it has completed purchase of the stock of Skelgas Propane, Inc., from Superior Propane, Inc., of Toronto, Canada, for total consideration of approximately $89.7 million, which included approximately $21 million of net working capital. The Skelgas business will be contributed to Ferrellgas, L.P., the operating subsidiary of Ferrellgas Partners, L.P.
         The agreement to purchase Skelgas was announced in March. Before the acquisition, Skelgas was the seventh-largest propane supplier in the nation, operating 92 retail propane outlets across the United States with sales of approximately 97 million gallons a year to residential, industrial/commercial and agricultural customers.
         In a separate transaction, Ferrellgas has also completed the acquisition of Superior Propane based in Nevada City, CA. The company serves some 17,500 residential, industrial/commercial and agricultural customers in California and Nevada through seven outlets.
         These acquisitions bring to 20 the number of acquisitions Ferrellgas has completed since becoming a publicly traded Master Limited Partnership (MLP) in 1994 and add more than 106 million gallons to the company's annual retail sales.
         Ferrellgas is the second-largest retail marketer of propane in the United States, serving more than 800,000 customers in 45 states.

                                      # # #